Exhibit 16.1

June 2, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Malvern Bancorp, Inc. (copy attached), for the event that occurred on May 31, 2022, which we understand will be filed by Malvern Bancorp, Inc. with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K dated June 2, 2022. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Baker Tilly US, LLP